EXHIBIT 4.1

CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries

Class 2023-A2 Notes

Issuer Certificate

Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Second Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016, between Citibank Credit Card Issuance Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee (as so further amended and restated, the “Indenture”). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to this Issuer Certificate, there is hereby created a tranche of Notes having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $750,000,000 Floating Rate Class 2023-A2 Notes of December 2025 (Legal Maturity Date December 2027) (hereinafter, the “Class 2023-A2 Notes”)

Currency: The Class 2023-A2 Notes will be payable, and denominated, in Dollars.

Denominations: The Class 2023-A2 Notes will be issuable in minimum denominations of $100,000 and multiples of $1,000 in excess of that amount.

Issuance Date: December 11, 2023

Initial Principal Amount: $750,000,000

Issue Price: 100%

Interest Rate: The Class 2023-A2 Notes will accrue interest with respect to any Interest Period on the Outstanding Dollar Principal Amount thereof during such Interest Period at a per annum rate equal to the Class 2023-A2 Note Rate for such Interest Period multiplied by the quotient of the actual number of calendar days in such Interest Period divided by 360.

The “Class 2023-A2 Note Rate” means, with respect to each Interest Period, a per annum rate equal to Compounded SOFR for such Interest Period plus 0.63%; provided that in no event will the interest payable on the Class 2023-A2 Notes be less than zero. Interest will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

“Interest Period” means each period from and not including an Interest Period End Date to and including the next Interest Period End Date (or, for the first Interest Payment Date, from and including the Issuance Date to and including the first Interest Period End Date).

“Interest Period End Date” means the third calendar day of each month commencing on January 3, 2024, or if such day is not a Business Day, the next following Business Day, provided that the final Interest Period End Date will be the day preceding the final Interest Payment Date.

For the purposes of calculating interest with respect to any interest period for the Class 2023-A2 Notes:

“Compounded SOFR” means a rate of return of a daily compounded interest investment calculated by the Issuer in accordance with the formula below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005 being rounded upwards):

where

“do”, for any interest period, is the number of U.S. Government Securities Business Days in the relevant interest period.

“i” is a series of whole numbers from one to do, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant interest period.

“SOFRi”, for any day “i” in the relevant interest period, is a reference rate equal to SOFR in respect of that day; provided that SOFRi for each calendar day from, and including, the Rate Cut-Off Date to and including the final Interest Period End Date, will equal SOFR in respect of the Rate Cut-Off Date.

“ni”, for any day “i” in the relevant interest period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the relevant interest period.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“SOFR” means, with respect to any day, the rate determined by the Issuer in accordance with the following provisions:

(1)

the Secured Overnight Financing Rate for trades made on such day that appears at approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s Website on the U.S. Government Securities Business Day immediately following such day (SOFR Determination Time); or

(2)

if the rate specified in (1) above does not so appear, unless a Benchmark Transition Event and its related Benchmark Replacement Date have occurred as described in (3) below, the Secured Overnight Financing Rate published on the NY Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s Website; or

(3)

if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant interest period end date, the Issuer will use the Benchmark Replacement to determine the rate and for all other purposes relating to the notes.

BENCHMARK TRANSITION EVENT PROVISIONS

Effect of Benchmark Transition Event

1.

Benchmark Replacement. If Citibank (or one of its affiliates) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Class 2023-A2 Notes in respect of such determination on such date and all determinations on all subsequent dates.

2.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Citibank (or one of its affiliates) will have the right to make Benchmark Replacement Conforming Changes from time to time.

3.

Decisions and Determinations. Any determination, decision or election that may be made by Citibank (or one of its affiliates) pursuant to the benchmark transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in Citibank’s (or such affiliate’s) sole discretion. Furthermore, notwithstanding anything to the contrary in the Indenture relating to the Class 2023-A2 Notes, including any requirements in Article X thereto, any determination, decision or election that may be made by Citibank (or one of its affiliates) pursuant to the benchmark transition provisions shall become effective and be deemed to amend this Issuer Certificate. For avoidance of doubt, no consent of any party, including the holders of the Class 2023-A2 Notes or the Trustee, or delivery of a Master Trust Tax Opinion, Issuer Tax

Opinion or written confirmation from each applicable Rating Agency that the change will not result in its rating assigned to any Outstanding Notes to be withdrawn or reduced, will be required for any determination, decision or election made by Citibank (or one of its affiliates) pursuant to the benchmark transition provisions to become effective and to amend this Issuer Certificate.

4.

Trustee Not Responsible for Benchmark Replacement Determinations: For the avoidance of doubt, the Trustee shall not have any liability or responsibility for the monitoring, determination, selection or verification of a Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Change or Benchmark Transition Event, or the determination or selection of any methodology or conventions for the calculation of any alternative reference rate or index.

5.	Certain Defined Terms. As used in this “Interest Rate” section:

“Benchmark” means, initially, Compounded SOFR; provided that if Citibank (or one of its affiliates) determines that on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Citibank (or one of its affiliates) as of the applicable Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by Citibank (or one of its affiliates) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for similar U.S. dollar-denominated securitization transactions at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Citibank (or one of its affiliates) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by Citibank (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that Citibank (or one of its affiliates) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Citibank (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if Citibank (or such affiliate) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Citibank (or such affiliate) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve” means the Federal Reserve Bank of New York.

“NY Federal Reserve’s Website” means the website of the NY Federal Reserve, currently at http:// www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Rate Cut-Off Date” means the fourth U.S. Government Securities Business Day prior to a final payment date.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time and (2) if the Benchmark is not Compounded SOFR, the time determined by Citibank (or one of its affiliates) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Scheduled Interest Payment Dates: Interest will be payable monthly in arrears.

“Interest Payment Date” means the fourth Business Day following each Interest Period End Date, provided that the Interest Payment Date with respect to the final Interest Period will be the final payment date.

Each payment of interest on the Class 2023-A2 Notes will include all interest accrued from and excluding the preceding Interest Period End Date to and including the following Interest Period End Date, plus any interest accrued but not previously paid. In the event that the final Interest Payment Date is not a Business Day, then such date will be postponed to the next succeeding Business Day, and no further interest will accrue with respect to such postponement.

The first deposit targeted to be made to the Interest Funding sub-Account for the Class 2023-A2 Notes will be on the January 8, 2023 Interest Deposit Date.

Expected Principal Payment Date: December 8, 2025

Legal Maturity Date: December 8, 2027

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, December 8, 2025, and for each other month, the fourth Business Day following each Interest Period End Date.

Required Subordinated Amount of Class B Notes: $44,871,825.00

Required Subordinated Amount of Class C Notes: $59,829,075.00

Controlled Accumulation Amount: $62,500,000.00

Form of Notes: The Class 2023-A2 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2023-A2 Notes: The Issuer may at any time and from time-to-time issue additional Class 2023-A2 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a)

The Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2023-A2 Notes as a result of the issuance of such additional Class 2023-A2 Notes;

(b)

As of the date of issuance of the additional Class 2023-A2 Notes, all amounts due and owing to the Holders of the then outstanding Class 2023-A2 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2023-A2 Notes;

(c)	The additional Class 2023-A2 Notes will be fungible with the original Class 2023-A2 Notes for federal income tax purposes;

(d)

If Holders of the then outstanding Class 2023-A2 Notes have the benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2023-A2 Notes; and

(e)

The ratio of the Controlled Accumulation Amount to the Initial Dollar Principal Amount of the Class 2023-A2 Notes, including the additional Class 2023-A2 Notes, will be equal to the ratio of the Controlled Accumulation Amount (before giving effect to the additional issuance) to the Initial Dollar Principal Amount of the Class 2023-A2 Notes, excluding the additional Class 2023-A2 Notes.

As of the date of issuance of additional Class 2023-A2 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2023-A2 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2023-A2 Notes.

Any outstanding Class 2023-A2 Notes and any additional Class 2023-A2 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 “Clean-Up Call”: None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

Business Day: means any weekday that is not a legal holiday in New York City or South Dakota and is not a day on which banking institutions in New York City or South Dakota are authorized or required by law or regulation to be closed and is a U.S. Government Securities Business Day.

Securities Exchange Listing: None

The Class 2023-A2 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By	Citibank, N.A.,
as Managing Beneficiary

/s/ Elissa Steinberg
Elissa Steinberg
Vice President

Dated: December 11, 2023

Citiseries

Class 2023-A2 Notes

Reference is made to the resolutions adopted by the Board of Directors of Citibank, N.A. on February 16, 2023. The resolutions authorize Citibank, N.A. from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes, bonds or other securities representing ownership interests in, or backed or secured by, pools of credit card receivables or interests therein (the “Receivables”) in an aggregate principal amount such that up to $45,000,000,000 of such certificates, commercial paper, notes, bonds or other securities are outstanding at any one time and to sell, transfer, convey, assign or pledge or grant a security interest in all or any portion of its Receivables to Citibank Credit Card Master Trust I, Citibank Omni Trust or any direct or indirect subsidiaries of Citibank, N.A., affiliates of Citigroup Inc., additional trusts or other entities or trustees in connection therewith on such terms as to be determined by the Citibank, N.A. Securitization Pricing and Loan Committee (the “Pricing and Loan Committee”).

The undersigned, a duly authorized member of the Pricing and Loan Committee, on behalf of such Pricing and Loan Committee, does hereby certify that the preceding Issuer Certificate, the terms of the tranche of Notes set forth in and to be created by the Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to this tranche of Notes have been approved by the Pricing and Loan Committee:

Issue Price: 100.00%

Underwriting Commission: 0.20%

Proceeds to Issuer: 99.80%

Representative of the Underwriters: Citigroup Global Markets Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank, N.A.

/s/ Elissa Steinberg
Elissa Steinberg
Member of the Securitization Pricing and Loan Committee Citibank, N.A.

Dated: December 11, 2023

Exhibit A

FORM OF

CITISERIES

FLOATING RATE CLASS 2023-A2 NOTES OF DECEMBER 2025

(Legal Maturity Date December 2027)

$[ ],000,000	REGISTERED
CUSIP No. 17305E GX7	No. R-[1][2]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

FLOATING RATE CLASS 2023-A2 NOTES OF DECEMBER 2025

(Legal Maturity Date December 2027)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of [    ] HUNDRED MILLION DOLLARS ($[    ],000,000). The Expected Principal Payment Date for this Note is December 8, 2025. The Legal Maturity Date for this Note is December 8, 2027.

The Issuer hereby promises to pay interest on this Note monthly in arrears on each Interest Payment Date, commencing on January 9, 2024, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture.

Interest will accrue on the outstanding principal amount of this Note for each Interest Period in an amount equal to the product of (i) the quotient of actual number of calendar days in such Interest Period divided by 360, (ii) a rate per annum equal to the Class 2023-A2 Note Rate for such Interest Period, and (iii) the outstanding principal amount of this Note as of the preceding Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, with respect to the first Interest Payment Date, the initial principal amount of this Note 2023-A2; provided that in no event will the interest payable on the Class 2023-A2 Notes be less than zero. The Class 2023-A2 Note Rate will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day (as such capitalized term is defined in the Issuer’s Certificate), the required payment of interest or principal will be made on the following Business Day, and no further interest will accrue with respect to such postponement.

This Note is one of the Citiseries, Class 2023-A2 Notes issued pursuant to the Second Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016 (as so further amended and restated and otherwise modified from time to time, the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as Trustee. For purposes of this Note, the term “Indenture” includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2023-A2 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By:	CITIBANK, N.A.,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By:
Elissa Steinberg
Vice President

Dated: December 11, 2023

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee under the Indenture

By:
Authorized Signatory

Dated: December 11, 2023

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2023-A2 Notes of December 2025 (Legal Maturity Date December 2027) (herein called the “Notes”), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, Citibank, N.A., the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, in each case other than Citibank, N.A. as Holder or owner, agrees that this Note is intended to be debt of Citibank, N.A. for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints                                                                                                                                                                         , attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:		*
Signature Guaranteed:

*

NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.